Exhibit 5.1

OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

[Letterhead of Paul, Hastings, Janofsky & Walker LLP appears here]

July 29, 2002

Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, CA 90245

Ladies and Gentlemen:

We are furnishing this opinion of counsel to Peerless Systems Corporation, a Delaware corporation (the “Company”), for filing as Exhibit 5.1 to the Form S-8 Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of up to 1,000,000 shares (the “Shares”) of its Common Stock, par value $.001 per share (the “Common Stock”), pursuant to the Company’s 1996 Employee Stock Purchase Plan, as amended (the “1996 Plan”).

We have examined the Certificate of Incorporation and Bylaws, each as amended to date, of the Company, and the originals, or copies certified or otherwise identified, of records of corporate action of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, and such other instruments and documents as we deemed necessary, as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to us, the conformity to the original documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that, at the time the Shares are issued, the Company will have a sufficient number of authorized and unissued shares of Common Stock.

Based upon our examination as aforesaid, and in reliance upon our examination of such questions of law as we deem relevant under the circumstances, we are of the opinion that the Shares, when purchased and issued as described in the Registration Statement and in accordance with the 1996 Plan (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.

We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, as in effect as of the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    PAUL, HASTINGS, JANOFSKY & WALKER LLP